Exhibit 18


October 11, 1996


Mr. John V. McManus
Vice President, Finance
Sheldahl, Inc.
1150 Sheldahl Road
Northfield, MN  55057

	Re:   Form 10-K Report for the Year Ended August 30, 1996

Dear Mr. McManus:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, effective August 30, 1996, the Company changed from the LIFO cost method of accounting for inventories to the FIFO cost method of accounting for inventories. According to management of the Company, this change was made as management believes FIFO will more accurately measure operating results by reflecting the effect of productivity improvements in cost of sales and to better match current costs and revenues.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this method.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to August 30, 1996, nor as of any interim period within the three years ended August 30, 1996.

Very truly yours,

Arthur Andersen L.L.P.